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                                                                     EXHIBIT 5.1

                                  May 4, 2000


C-Cube Microsystems Inc.
1778 McCarthy Blvd.
Milpitas, CA 95035

     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 4, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an additional 25,950,000 shares of your Common Stock reserved for issuance under the 2000 Employee Stock Plan, the 2000 Outside Directors Stock Option Plan, and the 2000 Employee Stock Purchase Plan (collectively, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plans.

     It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto. This opinion may be incorporated by reference in any abbreviated registration statement filed pursuant to Rule 462 under the Securities Act with respect to the Registration Statement.

                                        Very truly yours,



                                        /s/ WILSON, SONSINI, GOODRICH & ROSATI
                                        WILSON, SONSINI, GOODRICH & ROSATI
                                        Professional Corporation